DATED June 14, 2011
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2013

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2013

Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	June 14, 2011
Settlement Date (Original Issue date):	June 17, 2011, which is the third business day following the Trade Date.
Maturity Date:	June 17, 2013
Principal Amount:	$200,000,000
Price to Public (Issue Price):	100.000%
All-in-price:	99.900%
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 17 basis points (0.17%)
Net Proceeds to Issuer:	$199,800,000
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Specified Currency:	U.S. Dollars
Initial Interest Rate:	To be determined two (2) London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on the 17th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 17th of March, June, September and December of each year, commencing September 17, 2011 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Lead Manager & Bookrunner:	J.P. Morgan Securities LLC (100%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L4W8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 212-834-4533.